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                                                          EXHIBIT 11



                 WISCONSIN PUBLIC SERVICE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE
             FOR THE FISCAL YEARS ENDED DECEMBER 31, 1989,
                      1990, 1991, 1992 AND 1993
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
                                                 Years Ended December 31
                         -------------------------------------------------------------------------
                                1993         1992           1991            1990          1989
                                ----         ----           ----            ----          ----
                                              (Thousands, except share data)

Net Income                 $    62,200   $    58,002   $     54,172   $     49,023   $     49,130
Less:
  Preferred Stock (1)
  Dividend Requirements          3,311         3,237          3,237          3,293          3,436
                            ----------    ----------    -----------    -----------    -----------
Earnings on Common Stock   $    58,889   $    54,765   $     50,935   $     45,730   $     45,694
                            ==========    ==========    ===========    ===========    ===========

Outstanding Average
Shares                      23,888,047    23,350,039     22,888,620     22,888,620     23,086,474
                            ==========    ==========    ===========    ===========    ===========
Earnings Per Average
Share of Common Stock      $      2.47   $      2.35   $       2.23   $       2.00   $       1.98
                            ==========    ==========    ===========    ===========    ===========


(1) Preferred Stock is not convertible.

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